UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 20, 2007

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this report on Form 8-K to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are:

•	the competitive environment and other trends in our industry;

•	changes in our operating costs, including fuel, which can be volatile;

•	labor disputes and our ability to attract and retain qualified personnel;

•	the amounts of potential lease termination payments with lessors for our remaining MD-80 leased aircraft and related sublease payments from sublessees, if applicable;

•	our significant indebtedness;

•	compliance with our financial covenants;

•	potential downgrades of our credit ratings and the availability of financing;

•	the implementation of our growth strategy;

•	our ability to meet our cost reduction goals;

•	operational disruptions;

•	general economic conditions, as well as economic conditions in the geographic regions we serve;

•	the concentration of our revenue from a few key markets;

•	actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities;

•	insurance costs;

•	changes in laws and regulations;

•	increases in government fees and taxes;

•	our inability to achieve or maintain profitability;

•	fluctuations in our quarterly results;

•	an aircraft accident or incident;

•	liability and other claims asserted against us;

•	our reliance on automated systems and the risks associated with changes made to those systems; and

•	our reliance on third-party vendors and partners.

For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ITEM 5.03.	Amendment to Articles of Incorporation of Bylaws

On December 14, 2007, the Board of Directors of Alaska Air Group, Inc. (the “Company”) approved amendments to Sections 1 and 2 of Article VI of the Company’s Bylaws (the “Bylaws”) to allow for the issuance and transfer of uncertificated shares of the Company’s stock. These amendments were adopted to allow the Company to participate in the Direct Registration System administered by the Depository Trust Company. The text of these amendments is attached as Exhibit 3 (ii) to this report and is incorporated herein by reference.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2007. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air Industries, Inc. Our disclosure of operating cost per available seat mile, excluding fuel, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01. shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Alaska Airlines

Alaska Airlines Mainline Capacity and Unit Cost Forecast

The information for Alaska Airlines below reflects mainline information, which excludes contract flying provided by Horizon and contract flying between Anchorage and Dutch Harbor, AK, provided by a third party. As described in previous filings, Alaska reclassified the revenues and costs for prior periods that are associated with the Dutch Harbor flying. As a result of this reclassification, CASM excluding fuel and other noted items for the fourth quarter of 2006 that was originally reported as 8.06 cents will now be reported as 8.00 cents. Mainline total RASM that was originally reported as 10.99 cents will now be reported as 10.93 cents.

	Forecast Q4 2007	Change Yr/Yr
Capacity (ASMs in millions)	5,998	4%
Fuel gallons (000,000)	86.6	(1)%
Cost per ASM as reported on a GAAP basis (cents)*	11.1 – 11.2	—
Less: Fuel cost per ASM (cents)*	3.3	—

Cost per ASM excluding fuel (cents)*	7.8 – 7.9	(1 - 2)%

*	For Alaska, our forecasts of mainline cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to several factors including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the fourth quarter and the actual favorable adjustments to the value of our fuel-hedging portfolio in October and November. We expect that our economic fuel cost per ASM will be higher. See page 6 “Other Financial Information – Calculation of Economic Fuel Cost per Gallon” below for additional information regarding fuel costs.

Alaska Airlines Mainline Traffic and Revenue

Alaska’s November mainline traffic increased 7.6% to 1.506 billion RPMs from 1.400 billion flown a year earlier. Mainline capacity during November was 1.963 billion ASMs, 4.5% higher than the 1.879 billion in November 2006. The mainline passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 76.7%, compared to 74.5% in November 2006. The airline carried 1,394,300 passengers compared to 1,360,900 in November 2006.

In November 2007, mainline passenger RASM increased 3.4% compared to November 2006 as a result of the 2.2-point increase in load factors and slightly higher yields. Mainline total RASM increased by 1.8%. The total RASM increase was less than the PRASM increase because of lower Mileage Plan and freight and mail revenues.

In October 2007, year-over-year mainline RASM was up 4.1%, compared to October 2006. Mainline passenger RASM was up 3.6% because of higher yields.

Alaska Purchased Capacity Flying

As discussed in our previous filings, Alaska and Horizon entered into a Capacity Purchase Agreement (CPA) effective January 1, 2007, whereby Alaska purchases capacity on certain routes (“incentive markets”) from Horizon. In addition, Alaska has a capacity purchase agreement with a third party for service between Anchorage and Dutch Harbor, AK. Under these agreements, the actual passenger revenue from the incentive markets and between Anchorage and Dutch Harbor is identified as “Passenger revenue – purchased capacity” and the associated costs are identified as “Purchased capacity costs” on Alaska Airlines statement of operations. During the first nine months of 2007, expenses associated with purchased capacity exceeded the related revenues by $12.6 million.

Revenues in the incentive markets covered by the CPA with Horizon are highly seasonal in nature and, accordingly, we expect that “Passenger revenue – purchased capacity” will fall below costs in the fourth quarter, resulting in a full-year loss from purchased capacity flying in excess of the amount recorded in the first nine months of 2007. This is unchanged from previous guidance.

Horizon Air

Horizon Total System Capacity and Unit Cost Forecast

	Forecast Q4 2007	Change Yr/Yr
Capacity (ASMs in millions)	987	9%
Fuel gallons (000,000)	17.4	27%
Cost per ASM as reported on a GAAP basis (cents)*	19.0 – 19.1	5 - 6%
Less: Fuel cost per ASM (cents)*	4.1	23%

Cost per ASM excluding fuel (cents)*	14.9 – 15.0	1 - 2%

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of raw fuel cost for the fourth quarter and the actual favorable adjustments to the value of our fuel-hedging portfolio in October and November. We expect that our economic fuel cost per ASM will be higher. See page 6 for additional information regarding fuel costs.

Horizon’s CASM includes the expected loss on the sublease of Q200 aircraft to a third party. We expect the loss will be approximately $1.3 million per aircraft, which will be recorded when the aircraft leave our operating fleet. We expect to deliver three of the Q200s to the third party during the current quarter, for a total of approximately $3.9 million.

Horizon Traffic and Revenue

Horizon’s total November traffic increased 10.5% to 238.0 million RPMs from 215.3 million flown a year earlier. Total capacity during November was 324.0 million ASMs, 11.0 % higher than the 291.9 million in November 2006. The airline carried 626,200 passengers compared to 548,400 in November 2006.

For Horizon’s network flying (which excludes those flights operated as Frontier JetExpress), November traffic increased 31.0% to 220.8 million RPMs from 168.5 million flown a year earlier. The airline carried 598,700 passengers on the network flights, compared to 475,400 in November 2006.

Horizon’s November information for line-of-business traffic and revenue information is presented below. In both CPA arrangements, Horizon is insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity. As a result, yield and load factor information is not presented.

November 2007

	Capacity Mix			Load Factor			Yield			RASM
	Actual (000s)	% Change	Current % Total	Actual	Point change Y-O-Y		Actual		% Change	Actual		% Change
Brand Flying	184,419	31.4	57%	71.5%	(3.6	) pts	25.04	¢	(9.0)	18.31	¢	(12.8)
Alaska CPA	117,832	38.3	36%	NM	—		NM		—	20.66	¢	(1.6)
Frontier CPA	21,759	(67.2)	7%	NM	—		NM		—	9.08	¢	35.9

System Total	324,010	11.0	100%	73.5%	(0.3	) pts	24.94	¢	5.1	18.54	¢	4.5

As previously reported, October RASM decreased 13.4% and 2.5% for Brand and Alaska CPA flying, respectively, and increased 1.5% for Frontier CPA flying and 0.5% for the total system overall.

Horizon brand flying includes those routes in the Horizon system not covered by either of its capacity purchase arrangements. Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation. Horizon ceased flying for Frontier at the end of November.

Other Financial Information

Liquidity and Capital Resources

As of November 30, 2007, Air Group cash and short-term investments totaled approximately $844 million.

Share Repurchase Program

Through December 19, 2007, the Company had repurchased 2,414,682 shares of its common stock for approximately $58.2 million.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an economic basis. Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the premium expense that we recognize.

A reconciliation of economic fuel expense to our GAAP fuel expense is presented below. GAAP fuel expense is defined as the raw fuel cost plus the effect of mark-to-market adjustments that we include in our income statement as the value of our fuel-hedging portfolio increases and decreases. A key difference between GAAP fuel expense and economic fuel expense is the timing of gain or loss recognition.

Calculation of Economic Fuel Cost Per Gallon

October and November 2007 (unaudited)	Alaska Airlines ($ in millions)	Alaska Airlines cost/gallon	Horizon Air ($ in millions)	Horizon Air cost/gallon
Raw or “into-plane” fuel cost	$156.7	$2.73	$31.9	$2.79
Benefit of settled hedges	(15.8)	(0.28)	(3.0)	(0.26)

Economic fuel expense	$140.9	$2.45	$28.9	$2.53

Adjustments to reflect timing of gain or loss recognition resulting from mark-to-market accounting	(18.7)	(0.32)	(3.5)	(0.31)

GAAP fuel expense	$122.2	$2.13	$25.4	$2.22

Assuming $90 per barrel oil for the rest of 2007, we expect economic fuel cost per gallon to be approximately $2.46 for Alaska and $2.54 for Horizon for the fourth quarter.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Fourth Quarter 2007	50%	$62.27
First Quarter 2008	50%	$66.88
Second Quarter 2008	38%	$66.71
Third Quarter 2008	33%	$68.62
Fourth Quarter 2008	34%	$68.21
First Quarter 2009	5%	$67.68
Second Quarter 2009	5%	$67.50
Third Quarter 2009	6%	$68.25
Fourth Quarter 2009	5%	$67.20

Operating Fleet Plan

The following table summarizes firm aircraft commitments for Alaska (B737-800) and Horizon (Q400) by year, excluding aircraft that have already been delivered through December 19, 2007.

	2007	2008	2009	2010	Thereafter	Total
B737-800*	—	17	6	6	3	32
Q-400	—	3	12	—	—	15

Totals	—	20	18	6	3	47

In addition to the firm orders noted above, Alaska has options to acquire 45 additional B737-800s and Horizon has options to acquire 20 Q400s.

Giving consideration to the current fleet transition plans for both Alaska and Horizon, the following table displays our actual and expected fleet count for the dates reflected below:

Alaska Airlines	Seats	Actual 31-Dec-06	Current 20-Dec-07	Planned 31-Dec-07	Planned 31-Dec-08
737-200	—	2	—	—	—
737-400F**	—	1	1	1	1
737-400C**	72	—	5	5	5
737-400	144	39	34	34	32
737-700	124	22	20	20	20
737-800*	157	15	29	29	46
737-900	172	12	12	12	12
MD-80	140	23	15	15	—

Totals		114	116	116	116

Horizon Air	Seats	Actual 31-Dec-06	Current 20-Dec-07	Planned 31-Dec-07	Planned 31-Dec-08
Q200	37	28	17	16	10
Q400	74-76	20	33	33	36
CRJ-700	70	21	21	21	20

Totals		69	71	70	66

*	The total includes one additional leased aircraft in 2008.

**	F=Freighter; C=Combination freighter/passenger

ITEM 8.01.	Other Events

In December, we discovered an error in our calculation of deferred Mileage Plan revenue that existed as of September 30, 2007. The error resulted in a $6.3 million overstatement of passenger revenue in the third quarter ($4.0 million, net of tax, or $0.10 per diluted share). We have concluded that this item is not material, and in accordance with SEC Staff Accounting Bulletin No. 108, we will make appropriate adjustments to our previously filed financial statements when they are presented in future Exchange Act reports, including the unaudited Selected Quarterly Consolidated Financial Information in our 2007 Annual Report on Form 10-K.

Because of the error in the timing of the recognition of this revenue, deferred revenue on our balance sheet at September 30, 2007 was understated by $6.3 million, or approximately 1% of the total Mileage Plan deferred revenue and related liabilities of $617 million, as corrected.

To assist in understanding the effects of this item, we set forth below the following unaudited summary adjusted data for the three and nine months ended September 30, 2007.

Air Group

(in millions, except per share amounts)	For the Three Months Ended September 30, 2007
Condensed Consolidated Statement of Operations	As reported	As corrected
Passenger Revenues	$926.5	$920.2
Total Operating Revenues	995.1	988.8
Operating Income	143.3	137.0
Income Before Income Tax	141.1	134.8
Net Income	$85.8	$81.8
Basic Earnings Per Share	$2.12	$2.02
Diluted Earnings Per Share	$2.11	$2.01

	For the Nine Months Ended September 30, 2007
Condensed Consolidated Statement of Operations	As reported	As corrected
Passenger Revenues	$2,458.5	$2,452.2
Total Operating Revenues	2,658.9	2,652.6
Operating Income	202.9	196.6
Income Before Income Tax	198.3	192.0
Net Income	$121.6	$117.6
Basic Earnings Per Share	$3.01	$2.91
Diluted Earnings Per Share	$2.97	$2.87

Alaska Airlines Financial and Statistical Data

(in millions)	For the Three Months Ended September 30, 2007
Statement of Operations	As reported		As corrected
Mainline Passenger Revenues	$731.5		$725.2
Mainline Operating Revenues	792.8		786.5
Total Operating Revenues	874.0		867.7
Total Operating Income	132.1		125.8
Income Before Income Tax	$133.7		$127.4
Passenger revenue per ASM (PRASM)*	11.51	¢	11.41	¢
Operating revenue per ASM (RASM)*	12.48	¢	12.38	¢
Yield per passenger mile*	14.44	¢	14.31	¢

(in millions)	For the Nine Months Ended September 30, 2007
Statement of Operations	As reported		As corrected
Mainline Passenger Revenues	$1,940.7		$1,934.4
Mainline Operating Revenues	2,119.4		2,113.1
Total Operating Revenues	2,328.9		2,322.6
Total Operating Income	203.6		197.3
Income Before Income Tax	$207.1		$200.8
Passenger revenue per ASM (PRASM)*	10.67	¢	10.64	¢
Operating revenue per ASM (RASM)*	11.65	¢	11.62	¢
Yield per passenger mile*	13.91	¢	13.86	¢

*	Represents Mainline Operations

In our third quarter earnings release dated October 25, 2007, we also reported adjusted pretax and net earnings and other non-GAAP measures, which exclude certain items such as fleet transition costs and mark-to-market adjustments related to our fuel hedge portfolio. The adjustment impacts those non-GAAP results by the same amount.

Item 9.01.	Financial Statements and Exhibits

(d.) Exhibits

3(ii).	Bylaws of Alaska Air Group, Inc (As Amended and in Effect December 14, 2007)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.

Registrant

Date: December 20, 2007

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Planning and Chief Financial Officer